Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 22, 2021, relating to the financial statements and financial highlights, which appear in Loomis Sayles Core Plus Bond Fund’s, Loomis Sayles Credit Income Fund’s, Loomis Sayles Global Allocation Fund’s, Loomis Sayles Growth Fund’s, Loomis Sayles Intermediate Duration Bond Fund’s, and Loomis Sayles Limited Term Government and Agency Fund’s Annual Report on Form N-CSR for the year ended September 30, 2021. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 25, 2022